Exhibit 10.1

EMPLOYMENT AGREEMENT

Agreement made and entered into this 31st day of December, 2008 (the “Effective Date”), by and between MasterCard International Incorporated, a Delaware corporation (the “Company”) and Robert W. Selander (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Executive and the Company wish to continue the employment of the Executive on the terms and conditions specified herein;

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

1	Term of Employment.

1.1 Commencing on the Effective Date, the Company agrees to continue to employ the Executive, and the Executive agrees to accept such continued employment and serve the Company, in such capacities, with such duties and authority, for such period, at such level of compensation and with such benefits, and upon such other terms and subject to such other conditions, as are hereinafter set forth. The term of the Executive’s employment hereunder shall commence on the Effective Date and, shall continue until December 31, 2010, unless terminated earlier, in accordance with the terms of Paragraph 5 herein, or extended by mutual written agreement, executed by the Company and the Executive, with the express approval of the Company’s Board of Directors (the “Board of Directors”) (the “Term of Employment”).

2	Capacities, Duties and Authority.

2.1 Effective on the Effective Date, the Executive shall continue to serve the Company in the position of Chief Executive Officer (“CEO”).

2.2 During the Term of Employment, in his capacity as CEO, the Executive shall have such authority, perform such duties, discharge such responsibilities and render such services as are customary to and consistent with such position, subject to the authority and direction of the Board of Directors or its designee. Notwithstanding the foregoing, nothing herein shall prohibit the Company from modifying the Executive’s position(s) as a result of the implementation of the planned transition of the Executive’s position(s) to his successor, provided that such change is not accompanied by any reduction in Executive’s compensation, benefit or perquisite entitlements, or, prior to December 15, 2010, status as a member of the Executive Committee (“EC”) and senior level Executive of the Company. If, prior to December 15, 2010, the Executive remains employed as CEO or other senior executive officer, or remains a member of the EC, then on December 15, 2010, the Executive agrees to resign such positions and that following such resignation he will not engage in any policy making functions or other duties as an officer on behalf of the Company, provided that nothing in this Paragraph shall preclude the Executive from otherwise remaining employed by the Company following such resignation in a non-policy making, non-officer position through the Term of Employment.

2.3 During the Term of Employment, the Executive shall render his services diligently, faithfully and to the best of his ability, devoting thereto substantially all of his business time, energy and skills to the Company; provided, however, that nothing herein shall preclude the Executive from (i) making and managing personal investments, (ii) serving in any capacity with any civic, educational or charitable organization so long as such activities are disclosed, in writing, to the Company’s General Counsel and the Company’s Global Compliance Officer in accordance with the terms of the Company’s Code of Conduct, as may be amended from time to time (the “Company’s Code of Conduct”), and do not conflict with the interests of the Company, the terms of the Company’s Code of Conduct or interfere with the performance of the Executive’s duties and obligations hereunder, including, but not limited to the obligations set forth in Paragraph 6 hereof; or (iii) serving as an outside corporate director so long as such service is disclosed, in writing, to and approved, in writing, by the Nominating and Corporate Governance Committee of the Board of Directors.

3	Compensation.

3.1 During the Term of Employment, the Executive shall be paid a base salary, payable in accordance with the regular payroll practices of the Company. During the Term of Employment, the Human Resources and Compensation Committee of the Board of Directors (the “Compensation Committee”) shall annually review the Executive’s performance and determine, in its sole discretion, whether or not to increase the Executive’s base salary and, if so, the amount of such increase. Once increased, the Executive’s base salary hereunder may not thereafter be decreased. The Executive’s base salary as in effect from time to time is hereinafter referred to as the “Base Salary.”

3.2 During the Term of Employment, the Executive shall be entitled to participate in the Senior Executive Annual Incentive Compensation Plan (“SEAICP”) or such other annual bonus plan as such is provided to the Company’s senior-level executives in accordance with the terms and conditions of such plans as may be in effect from time to time. The Executive shall also be eligible, during the Term of Employment, to earn an annual bonus based upon pre-established performance goals or other criteria as may be established by the Compensation Committee, in its sole discretion. Annual bonus amounts will be payable in accordance with the terms of the SEAICP.

3.3 During the Term of Employment, the Executive shall be entitled to participate in the MasterCard Incorporated 2006 Long Term Incentive Plan (“LTIP”), any successor plan thereto or any other long-term bonus or incentive compensation plans as such is provided to the Company’s senior-level executives in accordance with the terms and conditions of such plans and award agreements thereunder.

3.4 The Executive shall be entitled, annually during the Term of Employment, to vacation, without loss or diminution of compensation, in accordance with Company policy then in effect.

4	Employee Benefit Programs.

4.1 During the Term of Employment, the Executive shall be eligible to participate in and shall have the benefit of all the Company’s employee compensation or benefit plans and programs as are or may be generally made available to other members of the EC, subject to the eligibility criteria set forth therein, as such compensation or benefit plans or programs may be amended or terminated in the sole discretion of the Company from time to time.

4.2 During the Term of Employment, the Executive shall be eligible to participate in the Company’s executive perquisite program as such is or will be generally made available to members of the EC, in accordance with the terms and conditions of such program as may be in effect from time to time.

4.3 Nothing in this Paragraph 4 shall be construed to require the Company to establish, maintain or continue any benefit plan, program or arrangement. Except as otherwise expressly provided by their terms, such benefit plans, programs or arrangements are subject to modification or termination by the Company at any time.

5	Termination of Employment; Change in Control.

5.1 The Executive’s employment hereunder shall terminate:

5.1.1 upon the death of the Executive;

5.1.2 upon the Disability of the Executive, which for the purposes of this Agreement shall be defined as set forth under the MasterCard Long-Term Disability Benefits Plan, as it may be amended from time to time, which continues for a period of at least six (6) months or for an aggregate of one hundred eighty (180) days within any twelve (12) month period, as reasonably determined by the Company’s disability insurance carrier, after review of such medical evidence as the disability insurance carrier may deem necessary. Any dispute concerning whether the Executive is deemed to have suffered a Disability for purposes of this Agreement shall be resolved in accordance with the dispute resolution procedures set forth in the MasterCard Long-Term Disability Benefits Plan. The Executive shall be required to apply for Long-Term Disability benefits promptly upon becoming disabled or upon request by the Company. The Company may not terminate the Executive’s employment on account of Disability under the provisions of this paragraph unless the Executive has been approved to receive benefits under the terms of the MasterCard Long-Term Disability Benefits Plan.

5.1.3 at the option of the Company, exercisable by or upon the authority of the Board of Directors and effective not less than fourteen (14) days after the giving by the Company to the Executive of written notice of such exercise, for “Cause” (“Notice of Termination for Cause”), which, for purposes of this Agreement, shall mean:

(a) the willful failure by the Executive to perform his duties or responsibilities (other than due to Disability);

(b) the Executive’s having been convicted of, or entered a plea of guilty or nolo contendere to any crime that constitutes a felony, or a crime that constitutes a misdemeanor involving moral turpitude;

(c) the material breach by the Executive of any written covenant or agreement with the Company not to disclose any information pertaining to the Company; or

(d) the breach by the Executive of the Code of Conduct, the Supplemental Code of Conduct, any material provision of this Agreement, including, but not limited to the Executive’s obligations under Paragraph 9.1 to provide assistance in the process of transitioning his duties and responsibilities to the successor CEO, or any material provision of the following Company policies: non-discrimination, substance abuse, workplace violence, nepotism, travel and entertainment, corporate information security, antitrust/competition law, insider trading, financial process and reporting procedures, financial approval authority, whistleblower, anti-corruption and other Company policies approved by the Executive and adopted after the date of this Agreement that the Company notifies the Executive are to be included in this Paragraph.

The Company’s Notice of Termination For Cause shall state the date of termination and the basis for the Company’s determination that the Executive’s actions establish Cause hereunder. Upon the Executive’s receipt of a Notice of Termination For Cause, the Executive may, prior to the date of termination set forth therein, seek to cure the grounds identified in the Notice of Termination For Cause as establishing Cause (to the extent susceptible to cure) and shall, upon his written request, be accorded the right to address the Board of Directors, with or without counsel to the Executive present at the Executive’s option, for the purpose of responding to the Notice of Termination For Cause. Following such meeting between the Executive and the Board of Directors, if the Executive has not cured the grounds identified in the Notice of Termination For Cause to the reasonable satisfaction of the Board of Directors, and the Board of Directors does not withdraw or modify the Notice of Termination For Cause, the Executive’s employment shall terminate on the date of termination stated in the Notice of Termination For Cause.

5.1.4 at the option of the Company, for a reason other than death, Disability or Cause, effective ninety (90) days after the giving of written notice of such exercise, or immediately upon the Company’s tender to the Executive of written notice and ninety (90) days’ Base Salary in lieu of such notice period, which shall be payable in a lump sum on the Date of Termination;

5.1.5 at the option of the Executive, effective ninety (90) days after the giving of written notice to the Company of the grounds for termination for Good Reason by the Executive, which grounds, as specified by the Executive, have not been cured by the Company during such ninety (90) day period; provided that, the Date of Termination pursuant to this Section 5.1.5 shall occur no later than the second anniversary of the date of the initial existence of the grounds for termination for Good Reason. The Company may waive the ninety (90) day notice required to be given by the Executive hereunder by giving written notice to the Executive. For purposes of this Agreement “Good Reason” shall mean the occurrence at any time of any of the following without the Executive’s prior written consent:

(a) the removal from the principal position held by the Executive with the Company on the Effective Date, provided however, any change in the Executive’s position resulting from the implementation of the planned transition of the Executive’s position(s) to his successor that is not accompanied by any reduction in Executive’s compensation, benefit or perquisite entitlements or, prior to December 15, 2010, status as a member of the EC and senior level executive of the Company, shall not constitute Good Reason under this Agreement;

(b) a material reduction in the Executive’s annual Base Salary from that in effect on the Effective Date (or any greater base salary that the Executive is subsequently entitled to), except that, for purposes of this Section 5.1.5(b), a 10 percent reduction, in the aggregate, over the Term of Employment shall not be treated as a material reduction;

(c) the relocation of the Executive’s principal place of employment to a location more than fifty (50) miles from the Executive’s principal place of employment (unless such relocation does not increase the Executive’s daily commute by more than twenty (20) miles), except for required travel on the Company’s business to an extent substantially consistent with the Executive’s business travel obligations as of the Effective Date; or

(d) the failure by the Company to obtain the written agreement of any successor to the Company to assume and agree to perform this Agreement.

For purposes of this Section 5.1.5, if the Executive does not notify the Company of his decision to terminate his employment for Good Reason on or prior to the 90th day following the date he becomes aware of the occurrence of any event establishing grounds for termination for Good Reason described above, then the Executive shall be deemed to waive his right to elect to terminate for Good Reason with respect to such event.

5.1.6 at the option of the Executive, for a reason other than Good Reason (“Voluntary Resignation”), which shall be effective only after the giving of ninety (90) days prior written notice of such exercise;

5.1.7 automatically, upon December 31, 2010 (unless the Term of Employment is extended pursuant to Paragraph 1.1), without the requirement for further notice by either the Company or the Executive, at which time the Executive will retire.

5.1.8 For purposes of this Agreement, Date of Termination shall mean (i) if the Executive’s employment is terminated by the Company for Cause, without Cause, or by reason of Disability, by the Executive for Good Reason or for Voluntary Resignation or upon the expiration of the Term of Employment, the actual date of the Executive’s separation of service, or (ii) if the Executive’s employment is terminated by reason of death, the date of death.

5.2 Obligations of the Company upon Termination of Employment.

5.2.1 Death. In the event of the Executive’s death during the Term of Employment, the Term of Employment shall end as of the date of the Executive’s death and his estate and/or beneficiaries, as the case may be, shall be entitled to the following payments with respect to amounts under subparagraphs (a), (b), (c), (d), (e), and (f) below, which shall be paid, unless otherwise set forth, in a lump sum as soon as practicable but in no event later than thirty (30) days following the Date of Termination:

(a) Base Salary earned but not paid prior to the date of his death;

(b) payment for all accrued but unused vacation time up to the date of his death;

(c) the target annual incentive bonus payable for the year in which the Executive’s death occurs;

(d) to the extent not already paid, the annual incentive bonus for the year immediately preceding the year in which the Executive’s death occurs, payable in the amount and at the time such bonus would have been paid had he remained employed;

(e) a pro rata portion of the Retention Payment, payable in accordance with and subject to the provisions of Paragraph 9.2; and

(f) such additional payments, perquisites, and/or benefits to which the Executive is expressly entitled following the termination of the Executive’s employment on account of death, payable at such time as may be provided by the then existing agreements, plans, programs and/or arrangements of the Company.

5.2.2 Disability. If the Executive’s employment is terminated due to Disability during the Term of Employment, either by the Company or by the Executive, the Term of Employment shall end as of the date of the termination of the Executive’s employment (as provided in Paragraph 5.1.2 of this Agreement) and the Executive shall be entitled to the following payments with respect to amounts under subparagraphs (a), (b), (c), (d), (e) and (f) below, which shall be paid, unless otherwise set forth, in a lump sum as soon as practicable but in no event later than thirty (30) days following the Date of Termination:

(a) Base Salary earned but not paid prior to the Date of Termination;

(b) payment for all accrued but unused vacation time up to the Date of Termination;

(c) a pro rata portion (based upon actually completed calendar quarters worked) of the target annual incentive bonus payable for the year in which the Executive’s termination of employment occurs;

(d) to the extent not already paid, the annual incentive bonus for the year immediately preceding the year in which the Date of Termination occurs, payable in the amount and at the time such bonus would have been paid had he remained employed;

(e) a pro rata portion of the Retention Payment, payable in accordance with and subject to the provisions of Paragraph 9.3; and

(f) such additional payments, perquisites, and/or benefits to which the Executive is expressly entitled following the termination of the Executive’s employment on account of Disability, payable at such time as may be provided by the then existing agreements, plans, programs and/or arrangements of the Company.

5.2.3 Cause. If the Company terminates the Executive’s employment for Cause in accordance with the terms set forth in Paragraph 5.1.3 above, the Term of Employment shall end as of the Date of Termination and the Executive shall be entitled to the following payments with respect to amounts under subparagraphs (a), (b), and (c) below, which shall be paid, unless otherwise set forth, in a lump sum as soon as practicable but in no event later than thirty (30) days following the Date of Termination:

(a) Base Salary earned but not paid prior to the Date of Termination;

(b) payment for all accrued but unused vacation time up to the Date of Termination; and

(c) such additional payments, perquisites, and/or benefits to which the Executive is expressly entitled following the termination of the Executive’s employment by the Company for Cause, payable at such time as may be provided by the then existing agreements, plans, programs and/or arrangements of the Company.

5.2.4 Voluntary Resignation. If the Executive terminates his employment by Voluntary Resignation, in accordance with the terms set forth in Paragraph 5.1.6 above, the Term of Employment shall end as of the Date of Termination; and the Executive shall be entitled to the following payments with respect to amounts under subparagraphs (a), (b), and (c) below, which shall be paid, unless otherwise set forth, in a lump sum as soon as practicable but in no event later than thirty (30) days following the Date of Termination:

(a) Base Salary earned but not paid prior to the Date of Termination;

(b) payment for all accrued but unused vacation time up to the Date of Termination; and

(c) such additional payments, perquisites, and/or benefits to which the Executive is expressly entitled following the termination of the Executive’s employment by Voluntary Resignation, payable at such time as may be provided by the then existing agreements, plans, programs and/or arrangements of the Company.

5.2.5 Without Cause or With Good Reason. If the Executive’s employment is terminated by the Company (other than for Cause or Disability) in accordance with the terms set forth in Paragraph 5.1.4 above, or if the Executive terminates his employment with Good Reason in accordance with the terms set forth in Paragraph 5.1.5 above (whether before or after a Change in Control, which for purposes of this Agreement shall be defined as set forth under the MasterCard Incorporated 2006 Long-Term Incentive Plan as it may be amended from time to time (“LTIP”)), the Term of Employment shall end as of the Date of Termination and the Executive shall be entitled to:

(a) the following payments following the Date of Termination: (i) a lump sum payment within thirty (30) days following the Date of Termination of all Base Salary earned but not paid prior to the Date of Termination; (ii) a lump sum payment within thirty (30) days following the Date of Termination equal to all accrued but unused vacation time up to the Date of Termination; and (iii) a pro rata portion (based upon actually completed calendar months worked) of the annual incentive bonus payable for the year in which the Executive’s termination of employment occurs based on the actual performance of the Company for the applicable performance period as determined by the Compensation Committee and payable in accordance with the regular bonus pay practices of the Company, as contemplated in accordance with the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”); and to the extent not already paid, the annual incentive bonus for the year immediately preceding the year in which the Executive’s Date of Termination occurs, payable in the amount and at the time such bonus would have been paid had he remained employed;

(b) severance pay (“Severance Pay”) payable on a schedule in accordance with the regular payroll practices of the Company, but no less frequently than monthly beginning on the day following the Date of Termination and ending December 31, 2010 (the “Severance Pay Period”) equal to the following: (i) continued Base Salary for the duration of the Severance Pay Period (calculated at the highest annual rate of Base Salary paid during the Term of Employment) and (ii) and payments for the duration of the Severance Pay Period in an amount equal to the Executive’s average annual incentive bonus ( such average calculated based upon the three years preceding the year in which the Date of Termination occurs) divided by the number of pay periods in a calendar year. Each such installment payment shall be deemed a separate payment for Section 409A of the Code. Notwithstanding the foregoing, to the extent any such installment payments constitute nonqualified deferred compensation under Section 409A of the Code, such installment payments of the Severance Pay shall commence no earlier than the first day of the seventh month following the Executive’s Date of Termination (or such earlier date as is permitted under Section 409A of the Code) (with the first such payment being a lump sum equal to the aggregate payments the Executive would have received during such six-month period if no such delay had been imposed) in accordance with Section 409A(a)(2)(B)(i) of the Code. In the event that the Executive dies prior to receipt of all Severance Pay due hereunder, any remaining Severance Pay due to the Executive under this Paragraph 5.2.5(b) shall be paid to the Executive’s estate in a lump sum as soon as practicable following the Executive’s death but in no event later than ninety (90) days following the date of the Executive’s death; provided that, in accordance with the transition relief set forth in IRS Notice 2007-86, in the event that prior to January 1, 2009, (i) the Executive becomes entitled to Severance Pay pursuant to this Section 5.2.5(b) and (ii) the Executive’s death occurs, then any amounts of Severance Pay which become payable on or prior to December 31, 2008 shall be paid in accordance with the regular payroll practices of the Company, but no less frequently than monthly, and any remaining Severance Pay shall be paid to the Executive’s estate in a lump sum on January 2, 2009.

(c) payment on the Executive’s behalf, for the monthly cost of the premiums for coverage under the Consolidated Omnibus Reconciliation Act of 1985, as amended (“COBRA”), for a period equivalent to the eighteen (18) month COBRA period (twenty-nine (29) month period, if the Executive is disabled under the Social Security Act within the first sixty (60) days of the continuation period) or the Severance Pay Period, whichever is shorter (the “Medical Benefits”), provided, however, such coverage shall not be provided if during such period the Executive is or becomes ineligible under the provisions of COBRA for continuing coverage; and provided, further, that if the Executive is eligible for Retiree Health Coverage under the MasterCard Retiree Health

Plan, the Company shall pay the full cost of such Retiree Health or COBRA coverage, as applicable, during the Severance Pay Period and thereafter, retiree contribution levels provided under the provisions of the Retiree Health Plan shall apply;

(d) outplacement services, to be provided by a firm selected by the Company, at a level generally made available to senior executives of the Company for the shorter of twenty-four (24) months following the Date of Termination or the period the Executive remains unemployed;

(e) become fully and immediately vested in his SERP benefit, which shall be payable in accordance with the terms of the SERP;

(f) be treated as if such termination were a “Retirement” as defined in the LTIP as in effect on the date hereof with respect to all awards granted to the Executive pursuant to the LTIP (or any successor plan) and outstanding at the time of such termination, without regard to whether such termination occurs before or after 6 months following the date of grant of the award and without regard to the ability of the “Committee” thereunder to alter such treatment; provided that if the Executive is entitled to more favorable treatment under the LTIP (or any successor plan) or any particular award agreement, such treatment shall apply;

(g) a pro rata portion of the Retention Payment, payable in accordance with and subject to the provisions of Paragraph 9.4; and

(h) such other payments, perquisites, and/or benefits to which the Executive is expressly entitled following the termination of the Executive’s employment by the Company without Cause or by the Executive with Good Reason, as may be provided by the then existing agreements, plans, programs and/or arrangements of the Company (other than any severance payments payable under the terms of any benefit plan, including, but not limited to, the MasterCard International Incorporated Severance Plan.

5.2.6 Release. The Company’s obligations to make payments and provide benefits under Paragraphs 5.2.5(b)-(g) are conditioned on the Executive or his legal representative’s execution (without revocation) of a separation agreement and general release of claims (“Separation Agreement and Release”) in substantially the form annexed hereto as Exhibit A, provided that if the Executive should fail to execute such Separation Agreement and Release within sixty (60) days following the Date of Termination, the Company shall not have any obligation to make the payments and provide the benefits contemplated under Paragraphs 5.2.5(b)-(g).

5.2.7 Upon Expiration of the Term of Employment. If the Executive’s employment terminates automatically upon the expiration of the Term of Employment in accordance with the terms set forth in Paragraph 5.1.7 above, the Term of Employment shall end as of the Date of Termination and the Executive shall be entitled to:

(a) Base Salary earned but not paid prior to the Date of Termination, which shall be paid in a lump sum as soon as practicable but in no event later than thirty (30) days following the Date of Termination;

(b) payment for all accrued but unused vacation time up to the Date of Termination, which shall be paid in a lump sum as soon as practicable but in no event later than thirty (30) days following the Date of Termination;

(c) the Retention Payment, to the extent not already paid, payable in accordance with Paragraph 9.1;

(d) the annual incentive bonus payable for 2010 based on the actual performance of the Company, as determined by the Compensation Committee without regard to the Executive’s termination of employment or cessation to serve as a senior executive officer, and payable in accordance with the regular bonus pay practices of the Company;

(e) be treated as if such termination were a “Retirement” as defined in the LTIP as in effect on the date hereof with respect to all awards granted to the Executive pursuant to the LTIP (or any successor plan) and outstanding at the time of such termination, without regard to whether such termination occurs before or after 6 months following the date of grant of the award and without regard to the ability of the “Committee” thereunder to alter such treatment; provided that if the Executive is entitled to more favorable treatment under the LTIP (or any successor plan) or any particular award agreement, such treatment shall apply; and

(f) be treated as though he remained an executive officer of the Company through December 31, 2010 for purposes of the accrual of benefits and entitlement to contributions under the Company’s compensation and benefit plans, including but not limited to, the SEAICP, the SERP, and any other nonqualified deferred compensation plans in which the Executive participates as of the Date of Termination; and

(g) such additional payments, perquisites, and/or benefits to which the Executive is expressly entitled following the termination of the Executive’s employment upon expiration of the Term of Employment, payable at such time as may be provided by the then existing agreements, plans, programs and/or arrangements of the Company.

5.3 Change in Control.

5.3.1 SERP. Upon the occurrence of a Change in Control prior to the Executive’s Date of Termination, the Executive shall become fully vested in his SERP benefit, which shall be payable in accordance with the terms of the SERP.

5.3.2 Gross-Up Payments.

(a) If any of the payments, perquisites, and/or benefits received or to be received by the Executive in connection with his employment or termination thereof (whether such payments or benefits are provided pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company or its subsidiaries) (such payments or benefits, excluding the Gross-Up Payment, being hereinafter referred to as the “Total Payments”) will be subject to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Code, the Company shall pay to the Executive no later than the time such Excise Tax is required to be paid by the Executive or withheld by the Company, such additional amounts (the “Gross-Up Payment”) such that the net amount retained by the Executive, taking into account the Gross-Up Payment, and after deduction of any federal, state and local income and employment taxes and Excise Taxes, shall be equal to the Excise Tax on such Gross-Up Payment and the Total Payments (calculated on a hypothetical basis by taking into account the provisions of Paragraph 5.3.2(b) hereof). Notwithstanding the above, if it is determined that the Excise Tax would cause the net after-tax Total Payments to be paid to or on behalf of the Executive to be less than what he would have netted, after federal, state and local income taxes without taking into account any Gross-Up Payment, had the present value of his Total Payments equaled one dollar ($1) less than three times his base amount, as defined under Section 280G(b)(3)(A) of the Code, then the Executive’s Total Payments shall be reduced (but not below the minimum possible amount), so that no portion of the Total Payments is subject to the Excise Tax (the amount of the reduction is hereinafter referred to as the “Cut-Back Amount”). The Cut-Back Amount shall be achieved in such a manner so that the reduction of amounts payable or benefits to be provided to the Executive is minimized. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A of the Code, and where two (2) economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro-rata basis, but not below zero. Notwithstanding the foregoing, to the extent required under Section 409A of the Code, Gross-Up Payments shall not be made earlier than the first day of the seventh month following the Executive’s Date of Termination in accordance with Section 409A(a)(2)(B)(i) of the Code.

(b) For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) all of the Total Payments shall be treated as “parachute payments” (within the meaning of Section 280G(b)(2) of the Code) unless, in the opinion of tax counsel (“Tax Counsel”) selected by the Company and reasonably acceptable to the Executive, such payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of Section 280G(b)(4)(A) of the Code, (ii) all “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of Tax Counsel, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered (within the meaning of Section 280G(b)(4)(B) of the Code) in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such payment, or are otherwise not subject to the Excise Tax, and (iii) the value of any non cash benefits or any deferred payment or benefit shall be determined by Tax Counsel in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s residence or place of employment under which such amounts are subject to taxation, whichever is greater, in the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(c) In the event that the Excise Tax is determined to exceed the amount taken into account hereunder in calculating the Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by the Executive with respect to such excess) within five (5) business days following the time that the amount of such excess is finally determined. In the event that the Excise Tax is determined to be less than the amount taken into account hereunder in calculating the Gross-Up Payment, the Executive shall repay to the Company within five (5) business days following the time that such difference is finally determined the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to such Excise Tax and federal, state and local income tax imposed on the Gross-Up Payment being repaid by the Executive if such repayment results in a reduction in such Excise Tax or a federal, state and local income tax deduction) plus any interest received by the Executive on the amount of such repayment less any federal, state and local income and employment taxes actually paid by the Executive on such interest. The Executive and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for any Excise Tax with respect to the Total Payments.

(d) Notwithstanding any other provision of this Paragraph 5.3.2, any Gross-Up Payments shall be made no later than the last day of the taxable year following the year in which the Executive remits the related tax in accordance with Treas. Reg. Section 1.409A-3(i)(1)(v).

5.4 Except as expressly provided by Paragraph 5.2, any payment or benefit provided under Paragraph 5.2 hereof shall be in lieu of any other severance, bonus or other payments, perquisites or benefits, including any further accruals or vesting thereof, to which the Executive might then or, in the future, be entitled pursuant to this Agreement or any statutory or common law claim. In order to preserve the parties’ respective legal rights in the event of a dispute, the Executive acknowledges and agrees that in the event the parties dispute whether the Executive shall be entitled to any payment under Paragraph 5.2, such payment shall not be deemed to be earned or otherwise vest hereunder until such time as the dispute is determined by a final judgment of a court of competent jurisdiction or otherwise resolved. The foregoing shall not be deemed to prohibit a court of competent jurisdiction from awarding prejudgment interest under circumstances in which it may deem it appropriate to do so. In addition, following a judicial determination of any such dispute, the prevailing party shall be entitled to an award by the court requiring the non-prevailing party to pay the reasonable legal fees and expenses incurred by the prevailing party in connection with the judicial proceeding.

5.5 Notwithstanding anything to the contrary herein, if the Board of Directors has reason to believe that there are circumstances which, if substantiated, would constitute Cause as defined herein, the Company may place the Executive on administrative leave from employment immediately upon notice for such period of time as shall be reasonably necessary for the Board of Directors to ascertain whether such circumstances are substantiated. During such administrative leave, the Executive shall continue to be paid all compensation and provided all benefits hereunder in accordance with the regular payroll and benefit practices of the Company; provided, however, that if the Executive has been indicted or otherwise formally charged by governmental authorities with any felony, the Board of Directors may, in its sole discretion, and without limiting the Board of Directors’ discretion to terminate the Executive’s employment for Cause (provided it has grounds to do so under the terms of Paragraph 5.1.3 hereof), suspend the Executive without continuation of any compensation or benefits hereunder (except health benefits which shall be continued during the period of suspension), pending final disposition of such criminal charge(s). Upon receiving notice of any such administrative leave or suspension, the Executive shall promptly leave the premises of the Company and remain off such premises until further notice from the Board of Directors. In the event the Executive is acquitted or otherwise exonerated of such charges, the Company shall pay to the Executive such compensation, with interest, calculated from the date such compensation was suspended at the prime lending rate in effect on the date the Company receives notice of such acquittal or exoneration, and provide benefits withheld from the Executive during the period of the Executive’s suspension, if any, all of which shall be paid and provided within thirty (30) days of the date of the Executive’s acquittal or exoneration.

6	Acknowledgements; Confidential Information; Competitive Activities; Non Solicitation.

6.1 The Executive acknowledges and agrees as follows:

6.1.1 The Company is in the payments industry and provides such services both nationally and internationally without limitation to any geographic area.

6.1.2 Since the Company would suffer irreparable harm if the Executive left the Company’s employ and solicited the business and/or employees of the Company or otherwise interfered with business relationships of the Company, it is reasonable to protect the Company against such activities by the Executive for a limited period of time after the Executive leaves the Company.

6.1.3 The covenants contained in Paragraphs 6.2, 6.3, 6.4 and 6.5 below are reasonably necessary for the protection of the Company and are reasonably limited with respect to the activities they prohibit, their duration, their geographical scope and their effect on the Executive and the public. The purpose and effect of the covenants simply are to protect the Company for a limited period of time from unfair competition by the Executive.

6.2 Confidentiality

6.2.1 For the purposes of this Agreement, all confidential or proprietary information concerning the business and affairs of the Company, including, without limitation, all trade secrets, know-how and other information generally retained on a confidential basis by the Company concerning its designs, products, methods, techniques, systems, engineering data, software codes and specifications, formulae, processes, inventions and discoveries, business plans, pricing, product plans and the identities of, and the nature of the Company’s dealings with, its members, suppliers and customers, whether or not such information shall, in whole or in part, be subject to or capable of being protected by patent, copyright or trademark laws, shall constitute “Confidential Information.” The Executive acknowledges that he has had and, will from time to time have access to and has obtained and will in the future obtain knowledge of certain Confidential Information, and that improper use or revelation thereof by the Executive, during or after the termination of his employment by the Company, could cause serious injury to the business of the Company. Accordingly, the Executive agrees that, unless otherwise required by law, for a period of five (5) years following the Executive’s Date of Termination, he will keep secret and inviolate all Confidential Information which shall have come or shall hereafter come into his possession, and that he will not use the same for his own private benefit, or directly or indirectly for the benefit of others, and that he will not disclose such Confidential Information to any other person. Subject to Section 6.2.2 below, if the Executive is legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any of the Confidential Information, he shall provide the Company with prompt prior written notice of such legal requirement, so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this paragraph. In any event, the Executive may furnish only that portion of the Confidential Information which the Executive is advised by legal counsel is required, and he shall exercise his best efforts to obtain an order or assurance that confidential treatment will be accorded such Confidential Information as is disclosed. Notwithstanding anything contained herein which may be to the contrary, the term “Confidential Information” does not include any information which at the time of disclosure is generally available to and known by the public, other than as a result of a disclosure directly or indirectly by the Executive.

6.2.2 Notwithstanding the foregoing, nothing herein shall preclude the Executive from (i) making any disclosure as required by law or legal process; or (ii) participating, cooperating, or testifying in any action, investigation, or proceeding by or before, or providing information to, any governmental agency or legislative body, any self-regulatory organization, or the Company’s Law Department or the Global Ethics and Compliance Officer in the General Counsel’s Office; provided, however, that upon the Executive’s obtaining notice of any request or requirement to disclose information or documents, or to participate, cooperate, or testify in any action as contemplated in this Section 6.2, the Executive shall, to the extent permitted by law, provide the Company with immediate written notice of any such request or requirement, which notice shall include a copy of any such disclosure request, subpoena, or other legal process.

6.3 In addition to the acknowledgments by the Executive set forth in Paragraph 6.1 above, the Executive acknowledges that the services provided by him for the Company are a significant factor in the creation of valuable, special and unique assets which are expected to provide the Company with a competitive advantage. Accordingly, the Executive agrees that for the Term of Employment and for the thirty-six (36) month period following the Date of Termination or in the event the Executive’s employment terminates pursuant to Paragraph 5.1.3 or 5.1.6, above, for a period of twelve (12) months following the Date of Termination, the Executive will not directly or indirectly for himself or any third party invest in, own, become employed by, or render any consulting, advisory or other services to, or for the benefit of, any business or activity that competes with any business or activity (i) engaged in by the Company or (ii) to the knowledge of the Executive, that the Company has undertaken efforts to engage in and/or plan, without regard to geographic limitation. This prohibition includes, but is not limited to the Executive becoming an investor in, owner of, employed by, or directly or indirectly performing services for the following, including their subsidiaries, affiliates, and successors: (i) VISA Inc., VISA Europe, American Express, Discover, China Union Pay, JCB, Diners Club International, PayPal, Revolution, Tempo, Bill Me Later, Inc., First Data Corporation, Metevant, Star Network Inc. or NYCE (ii) any other payment card business or processor; (iii) any company or other entity in the payments business that holds a seat on the Board of Directors of VISA Inc. or Visa Europe; or (iv) any company or other entity that is a party to a brand dedication agreement (the term of which is two years or more) with VISA Inc., VISA Europe or American Express and (x) whose VISA or American Express branded volume, as of the Date of Termination of the Executive’s employment, is equal to or greater than 75% of the total volume generated by cards issued by such company or (y) pursuant to the terms of such brand dedication agreement is contractually obligated to increase its VISA or American Express branded volume up to an amount equal to or greater than 75% of the total volume generated by cards issued by such company during the term of such brand dedication agreement. Notwithstanding the foregoing, it shall not be a violation of the Agreement for the Executive to have beneficial ownership of less than 1% of the outstanding amount of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on a national securities exchange or quoted on an inter-dealer quotation system. The Executive acknowledges and agrees that the non-compete provision set forth herein is intended to limit competition by the Executive to the maximum extent permitted by law. If it shall be finally determined by any court of competent jurisdiction that the scope or duration of any limitation contained herein is too extensive to be legally enforceable, then the Executive agrees that the provisions shall instead be construed to be confined to such lesser scope or duration as shall be legally enforceable, and the Executive hereby consents to the enforcement of such limitation as so modified.

6.4 During the Term of Employment, and for the thirty-six (36) month period following the Date of Termination or in the event the Executive’s employment terminates pursuant to Paragraph 5.1.3 or 5.1.6, above, for a period of twelve (12) months following the Date of Termination, the Executive shall not himself, or by assisting any other person to, directly or indirectly, (a) hire or cause to be hired any level 3 or higher level employee, agent, consultant or representative of the Company, (b) solicit, induce, recruit or encourage any other level 3 or higher level employee, agent, consultant or representative to leave the service of the Company for any reason, or (c) induce any customer, supplier or other person with whom the Company is engaged in business, or to the knowledge of the Executive planned or proposed to engage in business, to terminate any commercial relationship with the Company or cease to accept or issue its products and/or use its services.

6.5 The Executive acknowledges and agrees as follows:

6.5.1 The Executive agrees to promptly disclose to the Company any and all discoveries, developments, inventions, products, services, processes, formulas, and improvements thereof, (“Inventions”) whether or not patentable, relating to the products, services, commercial or other endeavors of the Company, its subsidiaries and affiliates, which the Executive may invent, discover, develop or learn in connection with the Executive’s employment. The Executive agrees that such inventions are the exclusive and absolute property of the Company and that the Company will be the sole and absolute owner of all intellectual property rights, including patent and any and all other rights in connection therewith. The Executive agrees to give all reasonable assistance in the preparation and/or execution of any papers the Company may request to reflect such interest and to secure patent or other protection for such Inventions.

6.5.2 The Executive understands that in the course of employment, the Executive may prepare writings, drawings, diagrams, designs, specifications, manuals, instructions and other materials, and computer code and programs (“Works”). Such Works are “works made for hire “under United States copyright law and the Company shall be the owner of the Executive’s entire right of authorship in such Works. If such Works are deemed by operation of law not to be “works made for hire,” the Executive hereby assigns to the Company the Executive’s entire right of authorship, including copyright ownership in such Works and agrees to execute any document deemed necessary by the Company in connection therewith.

6.6 In the event that the Company determines, in good faith, that the Executive has breached his obligations under Paragraphs 6.2, 6.3, 6.4 or 6.5, the Company shall be under no obligation to provide any further Severance Pay or provide any further payments or benefits otherwise due under Paragraphs 5.2.5(b)-(d) above during the remainder of the Severance Pay Period. In the event of a judicial determination that the Executive has breached his obligations under Paragraphs 6.2, 6.3, 6.4 or 6.5, in addition to any damages or other relief otherwise available to the Company, the Executive shall be obligated to reimburse the Company for any Severance Pay previously received from the Company.

6.7 For the purposes of this Agreement, the period of restriction of confidentiality or proprietary information and competition is intended to limit disclosure and competition by the Executive to the maximum extent permitted by law. If it shall be finally determined by any court of competent jurisdiction ruling on this Agreement that the scope or duration of any limitation contained in this Agreement is too extensive to be legally enforceable, then the parties hereby agree that the provisions hereof shall be construed to be confined to such scope or duration (not greater than that provided for herein) as shall be legally enforceable, and the Executive hereby consents to the enforcement of such limitations as so modified.

6.8 The Executive acknowledges that any violation by him of the provisions of this Paragraph 6 would cause serious and irreparable damage to the Company. He further acknowledges that it might not be possible to measure such damage in money. Accordingly, the Executive agrees that, in the event of a breach or threatened breach by the Executive of the provisions of this Paragraph, the Company may seek, in addition to any other rights or remedies, including money damages or specific performance, an injunction or restraining order, without the need to post any bond or other security, prohibiting the Executive from doing or continuing to do any acts constituting such breach or threatened breach.

7	Reimbursement of Business Expense.

During the Term of Employment, subject to and in accordance with the Company’s policies with regard to such matters, the Executive is authorized to incur reasonable business expenses in carrying out his duties and responsibilities under the Agreement, and the Company shall promptly reimburse him for all such properly documented business expenses incurred in accordance with the Company’s travel and business expense reimbursement policy in connection with carrying out the business of the Company.

8	Indemnity.

The Company shall indemnify the Executive, to the fullest extent permitted by the General Corporation Law of the State of Delaware, for any acts or omissions taken or made by the Executive during the Term of Employment, within the scope of his authority under this Agreement.

9	Retention of the Executive.

9.1 In addition to any compensation due and owing the Executive pursuant to Paragraph 3 above (or, if applicable, Paragraph 5.2 above), subject to the Executive’s execution (without revocation) of a release substantially in the form annexed hereto as Exhibit B, following the effective date of such release, the Company shall pay the Executive a lump sum payment of 10 million dollars ($10,000,000), less any payroll deductions required by law (hereinafter referred to as the “Retention Payment”) as soon as reasonably practicable following, but in no event later than thirty (30) days following, the Retention Date, in accordance with Section 409A(a)(2)(B)(i) of the Code, it being understood that for purposes of this Agreement, the term “Retention Date” shall mean the date on which the appointment of a successor CEO by the Board of Directors becomes effective; provided that if by December 31, 2010, no successor CEO has been appointed, or any such appointment is not effective, then December 31, 2010 shall be deemed the Retention Date. In the event a successor CEO is appointed prior to December 31, 2010, the Executive agrees to provide assistance, as reasonably requested in writing by the Board of Directors, in the process of transitioning the Executive’s duties and responsibilities to the successor CEO through and including December 31, 2010. The Executive shall be entitled to such Retention Payment only if:

9.1.1 the Executive’s employment has not been terminated prior to the Retention Date by the Company for Cause or by the Executive by submitting his Voluntary Resignation; and

9.1.2 the Company has achieved, on average, no less than target level performance, as determined by the Compensation Committee and measured under the SEAICP (or its equivalent under any predecessor or replacement plan), from and including 2004 through the Retention Date. (If performance is to be measured prior to December 31 of a given year, such partial year’s performance shall be measured based upon the SEAICP forecasted score utilized by the corporate finance department for purposes of accruing SEAICP bonus expense for the most recently completed calendar quarter prior to such measurement date.)

Notwithstanding the foregoing, if prior to the Retention Date, the Executive’s employment is terminated due to the Executive’s death or Disability or by the Company (for a reason other than death, Disability or Cause) or by the Executive for Good Reason, then such Retention Payment shall be reduced and paid in accordance with Paragraphs 9.2, 9.3 or 9.4 below, as applicable. In each such case, for purposes of determining whether the condition set forth in Section 9.1.2 is satisfied, target level performance shall be based, and actual performance shall be measured, through the Date of Termination.

9.2 In addition to any payments and benefits to which the Executive is entitled pursuant to Paragraph 5.2.1 above, in the event the Executive’s employment is terminated prior to the Retention Date due to the Executive’s death in accordance with the terms set forth in Paragraph 5.1.1 the Executive’s estate, subject to execution (without revocation) of a release by the legal representative of the Executive’s estate in the form required by Paragraph 5.2.6 above, shall be entitled to payment of a pro rata portion (based upon completed calendar quarters worked between July 1, 2004 and December 31, 2010) of the Retention Payment described in Paragraph 9.1 above, payable in a lump sum as soon as practicable, but in no event later than thirty (30) days following the Executive’s death.

9.3 In addition to any payments and benefits to which the Executive is entitled pursuant to Paragraph 5.2.2 above, in the event the Executive’s employment is terminated prior to the Retention Date due to Disability in accordance with the terms set forth in

Paragraph 5.1.2, the Executive, subject to execution (without revocation) of a Separation Agreement and Release by the Executive (or by the Executive’s legal representative in the event the Executive is incapacitated and incapable of executing a Separation Agreement and Release) as set forth in Paragraph 5.2.6, shall be entitled to payment of a pro rata portion (based upon completed calendar quarters worked between July 1, 2004 and December 31, 2010) of the Retention Payment described in Paragraph 9.1 above, payable in a lump sum as soon as practicable, but in no event later than thirty (30) days following the Executive’s termination date due to Disability.

9.4 In addition to any payments and benefits to which the Executive is entitled pursuant to Paragraph 5.2.5 above, in the event the Executive’s employment is terminated prior to the Retention Date by the Company (for a reason other than death, Disability or Cause), in accordance with the terms set forth in Paragraph 5.1.4, or if the Executive terminates his employment with Good Reason in accordance with the terms set forth in Paragraph 5.1.5, the Executive, subject to the Executive’s execution (without revocation) of a Separation Agreement and Release, as set forth in Paragraph 5.2.6, shall be entitled to payment of a pro rata portion (based upon completed calendar quarters worked between July 1, 2004 and December 31, 2010) of the Retention Payment described in Paragraph 9.1 above, payable in a lump sum as soon as practicable, but in no event later than thirty (30) days following the Executive’s termination date in accordance with this Paragraph 9.4.

10	Miscellaneous.

10.1 This Agreement shall be construed and enforced in accordance with the laws of the State of New York without reference to principles of conflict of laws. Any legal suit, action or proceeding by or against any party hereto arising out of or relating to this Agreement and/or the Separation Agreement and Release shall be instituted in a federal or state court in the State of New York, and each party hereto waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding and each party hereto irrevocably submits to the jurisdiction of any such court in any suit, action or proceeding. In addition, following a judicial determination of any such legal suit, action or proceeding, the prevailing party shall be entitled to an award by the court requiring the non-prevailing party to pay the reasonable legal fees and expenses incurred by the prevailing party in connection with the legal suit, action or proceeding.

10.2 The Executive acknowledges and agrees that he is and will be bound to the terms of the Company’s Code of Conduct, Supplemental Code of Conduct and any other agreements he has executed or may execute in the future regarding confidentiality, trade secrets, inventions restrictions on competition, solicitation or which create other post-employment obligations, including, but not limited to any agreement executed in connection with the Executive’s past or future participation in the Company’s LTIP.

10.3 Upon the Effective Date, this Agreement between the Executive and the Company, shall incorporate the complete understanding and agreement between the parties with respect to the subject matter hereof and thereof and supersede any and all other prior or contemporaneous agreements, written or oral, between the Executive and the Company or any predecessor thereof, with respect to such subject matter. No provision hereof may be modified or waived except by a written instrument duly executed by the Executive and the Company with the express approval of the Compensation Committee.

10.4 The Executive acknowledges that before entering into this Agreement he has received a reasonable period of time to consider this Agreement and has had sufficient time and an opportunity to consult with any attorney or other advisor of his choice in connection with this Agreement and all matters contained herein, and that he has been advised to do so if he so chooses. The Executive further acknowledges that this Agreement and all terms hereof are fair, reasonable and are not the result of any fraud, duress, coercion, pressure or undue influence exercised by the Company, that he has approved and entered into this Agreement and all of the terms hereof on his own free will, and that no promises or representations have been made to him by any person to induce him to enter into this Agreement other than the express terms set forth herein.

10.5 The Company shall be entitled to deduct and withhold from all compensation payable to the Executive pursuant to this Agreement all amounts required to be deducted and withheld therefrom pursuant to any present or future law, regulation or ordinance of the United States of America or any state or local jurisdiction therein or any foreign taxing jurisdiction.

10.6 Paragraph headings are included in this Agreement for convenience of reference only and shall not affect the interpretation of the text hereof.

10.7 Any and all notices, demands or other communications to be given or made hereunder shall be in writing and shall be deemed to have been fully given or made when personally delivered, or on the third business day after mailing from within the continental United States by registered mail, postage prepaid, addressed as follows:

If to the Company:

MasterCard International Incorporated

2000 Purchase Street

Purchase, New York 10577

Attention: General Counsel

If to the Executive:

Robert W. Selander

Either party may change the address to which any notices to it shall be sent by giving to the other party written notice of such change in conformity with the foregoing.

10.8 This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which together shall constitute one and the same instrument.

10.9 The express identification of any provision contained this Agreement as a material provision of this Agreement shall not be construed to mean that any provision not so identified is an immaterial provision of this Agreement.

10.10 This Agreement may be assigned by the Company to, and shall inure to the benefit of, any successor to substantially all the assets and business of the Company as a going concern, whether by merger, consolidation or purchase of substantially all of the assets of the Company or otherwise, provided that such successor shall assume the Company’s obligations under this Agreement. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

10.11 Notwithstanding any other provision of this Agreement, if any payment, compensation or other benefit provided to the Executive in connection with his employment termination is determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and the Executive is a specified employee as defined in Section 409A(a)(2)(b)(i) of the Code, no part of such payments shall be paid before the day that is six (6) months plus one (1) day after the Date of Termination (such date, the “New Payment Date”). The aggregate amount of any payments that otherwise would have been paid to the Executive during the period between the Date of Termination and the New Payment Date shall be paid to the Executive in a lump sum on such New Payment Date. Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement. If the Executive dies during the period between the Date of Termination and the New Payment Date, the amounts withheld on account of Section 409A of the Code shall be paid to the Executive’s beneficiary within thirty (30) days of the Executive’s death.

10.12 This Agreement is intended to comply with the requirements of Section 409A of the Code, and, specifically, with the separation pay exemption and short term deferral exemption of Section 409A, and shall in all respects be administered in accordance with Section 409A. Notwithstanding anything in the Agreement to the contrary, distributions may only be made under the Agreement upon an event and in a manner permitted by Section 409A of the Code or an applicable exemption. All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under Section 409A. For purposes of Section 409A of the Code, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. In no event may the

Executive, directly or indirectly, designate the calendar year of a payment. All reimbursements and in-kind benefits provided under this Agreement and the Separation Agreement and Release shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement shall be for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement or the Separation Agreement and General Release, as applicable), (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

IN WITNESS WHEREOF, each of the Company and the Executive has executed this Agreement to become effective on the Effective Date.

MASTERCARD INTERNATIONAL INCORPORATED

/s/ Robert W. Selander	By:	/s/ Michael Michl
Robert W. Selander		Michael Michl Executive Vice President, Central Resources

EXHIBIT A

TO EMPLOYMENT AGREEMENT

AGREEMENT AND RELEASE

Agreement and Release made and entered into this          day of                 ,             , by and between MasterCard International Incorporated (“MasterCard”), a Delaware corporation (the “Company”) and Robert Selander (“I” and “me”).

1. Termination Date: I acknowledge that my employment terminated effective [date] (hereinafter, the “Date of Termination”). The terms and conditions governing the termination of my employment are provided by my Employment Agreement with MasterCard, dated as of              , 2008 (“Employment Agreement”), and this Agreement and Release, which together constitute our agreement (collectively, the “Agreements”). I further acknowledge that the payments and benefits provided for under Paragraphs 5 and 9 of my Employment Agreement relating to the period following the Date of Termination of my employment are conditioned upon my execution of this Agreement and Release. I further acknowledge that such payments and benefits exceed and are in lieu of any other payments and benefits to which I might otherwise be entitled in the absence of my execution of this Agreement and Release.

2. Waiver and Release: I agree to and do waive any claims I may have for employment by MasterCard. Except as prohibited by law and as provided in Paragraph 4 of this Agreement and Release, I further agree to and do waive, release and forever discharge MasterCard, its parent company, subsidiaries, affiliates, successors and assigns and their respective past and present officers, directors, shareholders, employees and agents from any and all claims, rights and causes of action, whether known or unknown, in law or in equity, arising out of or relating to my employment by MasterCard or the termination thereof, including, but not limited to claims for wrongful discharge, breach of contract, tort, fraud or defamation, and claims under the Civil Rights Acts, including, but not limited to Title VII of the Civil Rights Act of 1964 and the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family Medical Leave Act, the Older Workers Benefit Protection Act of 1990, the Worker Adjustment and Retraining Notification Act of 1989, the Employee Retirement Income Security Act, the Sarbanes-Oxley Act, or any other federal, state or local law relating to employment, discrimination in employment, termination of employment, retaliation in employment, wages, benefits or otherwise, as well as any claims for attorneys’ fees and costs related to such matters, up to and including the date I execute this Agreement and Release.

3. Agreement Not to Sue, Pending/Future Claims: I represent that as of the date I execute this Agreement and Release I have not filed and, to the best of my knowledge, there are not pending on my behalf any claims, complaints, suits, charges or legal actions or proceedings against MasterCard and/or its current or former employees, directors and agents, in any court, administrative agency, arbitration body or other forum. I further agree not to sue or commence any arbitration or participate voluntarily in any judicial proceeding or arbitration against MasterCard and/or its current or former employees, directors and agents, relating to my employment or the termination thereof, or based upon the claims that have been released in the preceding Paragraph 2 (excluding any lawsuit that I may file solely for the purpose of challenging the validity of my waiver and release of claims under the Age Discrimination in Employment Act). Furthermore, I agree not to assist or encourage in any way individuals or groups of individuals to consider, pursue or commence a judicial proceeding or demand for arbitration against MasterCard. I understand and agree that if any claim, complaint, suit, charge or legal action or proceeding is initiated by me or on my behalf based upon or relating to my employment, compensation or benefits with MasterCard, the termination thereof from MasterCard and/or the claims released by me in Paragraph 2 above, I waive my rights to any recovery of monetary damages or any other form of personal relief in connection with any such claim, complaint, suit, charge or legal action or proceeding. Notwithstanding the foregoing, if any monetary damages were awarded to me in connection with any such claim, complaint, suit, charge or other legal action or proceeding, I understand that any consideration paid to me pursuant to Paragraph 5 of my Employment Agreement could be deducted from any monetary award I may receive in or as a result of any such claim, complaint, suit, charge or legal action or proceeding.

4. Exclusions from this Agreement and Release: Notwithstanding the foregoing, nothing in this Agreement and Release constitutes a waiver or release by me of: (a) my rights under the terms of the Employment Agreement relating to MasterCard’s post-employment obligations to me following the effective date of this Agreement and Release and any other compensation and benefits, which have been earned, accrued or vested as of the date of this Agreement and Release which have not been paid or provided to me, and become payable or due following the effective date of this Agreement and Release; (b) my right to assert claims that are based on events occurring after this Agreement and Release becomes effective; (c) my rights under MasterCard’s incentive, compensation and employee benefit plans as determined by the terms of the relevant plan documents (including any award agreements thereunder), other than the MasterCard International Incorporated Severance Plan, or any successor thereto, and except as may otherwise be expressly provided in the Employment Agreement; (d) any rights or claims I may have for indemnity as provided in the Employment Agreement and the by-laws of the Company; (e) any rights or claims I may have as a stockholder of MasterCard; (f) any rights and claims under MasterCard’s Directors and Officers liability insurance policy; (g) any claim for unemployment and/or workers’ compensation benefits; (h) MasterCard’s obligations to me as a past, present, or future client and/or cardholder of MasterCard; and/or (i) my right to receive reimbursement of expenses in accordance with the Employment Agreement and Paragraph 6 below.

5. Return of Property: Within five (5) business days following my Date of Termination, I agree to relinquish all MasterCard property in my possession or under my control, including, but not limited to, MasterCard equipment, files, keys, personal computers, fax machines, cellular phones, Blackberry and business, credit and access cards.

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6. Expense Reports: I agree to submit all expense reports and satisfactorily settle my outstanding expense accounts with MasterCard before I may receive any payments or other benefits pursuant to the Agreements. I acknowledge that MasterCard will not accept expense reports submitted more than twenty (20) days after the Date of Termination of my employment. I further acknowledge that MasterCard will review timely submitted expense reports and pay only those ordinary and necessary business expenses in accordance with the Company’s travel and business expense reimbursement policy in effect at the time such expenses were incurred.

7. No Disparagement: I agree that I will not now or at any time in the future, make any communications, whether oral or written, which negatively reflect upon, or disparage in any way, or induce or encourage others to disparage in any way, MasterCard, its services, its products, or any of its current or former directors, officers, employees or agents. MasterCard’s Worldwide Communications Department will not publish any formal communications by MasterCard which disparage me and MasterCard will instruct each of the individual members of MasterCard’s Board of Directors and Executive Committee, and any MasterCard employee whom I designate in writing, not to issue or authorize any communications, whether oral or written, which disparage me in any way, provided however, that communications with a reasonable basis in fact shall not be deemed disparaging.

8. Transition of My Responsibilities: I agree to cooperate fully, completely and to the extent reasonably required by MasterCard both before and after my Date of Termination in order to assure smooth transition of files and pending matters that are or will be assigned to other staff. To the extent not inconsistent with my employment or other business activities, this includes, but is not limited to, assisting and advising MasterCard from time to time with respect to matters in which I was involved and had knowledge as a MasterCard employee. Further, I agree to cooperate fully including, but not limited to, provide testimony and/or other information in conjunction with any claims, lawsuits or investigations by or against MasterCard of which I have knowledge. I agree that in any and all future proceedings of whatever nature, I will fully cooperate with MasterCard and will testify truthfully. To the extent permissible by law, and subject to Paragraph 10 below, I will not testify against MasterCard in any judicial or administrative proceeding or arbitration unless, and only to the extent, I am compelled to do so by a lawful subpoena. MasterCard agrees to provide me as much advance notice as reasonably possible of its need for my cooperation under this Paragraph, will make good faith efforts to ensure that such cooperation does not unreasonably interfere with my then-existing employment, professional and personal obligations and commitments, and will pay for all reasonable expenses and attorneys’ fees incurred by me relating to such cooperation.

9. Compliance with Prior Agreements: I understand and agree that I remain bound by such terms and provisions of the Supplemental Code of Conduct and Code of Conduct in effect as of the Date of Termination of my employment with respect to employment and post-employment obligations by me, as well as any previously executed agreements regarding confidentiality, trade secrets, inventions, restrictions on competition, solicitation or other agreements executed by me which remain in effect as of my Date of Termination and which create post-employment obligations by me; provided,

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however, that in the event of any conflict between such terms and provisions of the Supplemental Code of Conduct or Code of Conduct and/or such previously executed agreements, on the one hand, and the Agreements, on the other hand, the terms of the Agreements shall govern.

10. Permitted Conduct: Notwithstanding the foregoing, I understand and MasterCard agrees that nothing in this Agreement shall prohibit or restrict me from: (i) making any disclosure of relevant and necessary information or documents in any action, investigation, or proceeding relating to the Agreements, or as required by law or legal process; or (ii) participating, cooperating, or testifying in any action, investigation, or proceeding by or before, or providing information to, any governmental agency or legislative body, any self-regulatory organization, or MasterCard’s Law Department or Global Ethics and Compliance Officer; provided, however, that upon my obtaining notice of any request or requirement to disclose information or documents, or to participate, cooperate, or testify in any action as contemplated in this Paragraph 10, I shall, to the extent permitted by law, provide the Company with immediate written notice of any such request or requirement, which notice shall include a copy of any such disclosure request, subpoena, or other legal process. I further acknowledge and agree that pursuant to Paragraphs 2 and 3 above, I am waiving any right to recover monetary damages or any other form of personal relief in connection with any such action, investigation or proceeding.

11. Right to Terminate and Recover Payments and Other Benefits: Except as otherwise prohibited by law, I acknowledge and agree that MasterCard’s obligation to make or provide, or continue making or providing payments and benefits under the Agreements relating to the period following the termination of my employment is expressly conditioned upon my compliance with all of my obligations provided under the Agreements. Should I violate any of the terms of the Agreements, MasterCard will be entitled to discontinue all payments and benefits provided under the Agreements. Moreover, in the event of a judicial determination that I have breached my obligations under the Agreements relating to the period following the Date of Termination of my employment, MasterCard shall have the right to recover all sums it may have paid pursuant to the Agreements relating to the period following the Date of Termination of my employment, except for the Retention Payment provided under Paragraph 9 of my Employment Agreement. I acknowledge and agree that the foregoing shall not limit any other rights MasterCard may have with respect to a breach of any of my obligations under the Agreements.

12. Terms Governing the Agreements: Except as otherwise provided herein, I acknowledge that the Agreements set forth the entire understanding of the parties and supersede any and all prior agreements, oral or written, relating to my employment by MasterCard or the termination thereof. The Agreements may not be modified except by a writing signed by me and by MasterCard. The Agreements shall be binding upon my heirs and personal representatives, and the successors and assigns of MasterCard. This Agreement and Release shall be construed and enforced in accordance with the laws of the State of New York without reference to principles of conflict of laws. Any legal suit,

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action or proceeding by or against any party hereto arising out of or relating to this Agreement and Release shall be instituted in a federal or state court in the State of New York, and each party hereto waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding and each party hereto irrevocably submits to the jurisdiction of any such court in any suit, action or proceeding. In addition, following a judicial determination in any such legal suit, action or proceeding, the prevailing party shall be entitled to an award by the court requiring the non-prevailing party to pay the reasonable legal fees and expenses incurred by the prevailing party in connection with the judicial proceeding.

13. Severability: The invalidity or unenforceability of any particular provision of this Agreement and Release shall not affect the other provisions hereof, and this Agreement and Release shall be construed in all respects as if such invalid or unenforceable provision were omitted.

14. Waiver: I understand that the waiver by MasterCard of my breach of any provision of this Agreement and Release shall not operate or be construed as a waiver of any subsequent breach by me. The waiver by me of a breach of any provision of this Agreement and Release by MasterCard shall not operate or be construed as a waiver of any subsequent breach by MasterCard.

15. No Admission of Wrongdoing: The parties acknowledge that by entering into this Agreement and Release, neither MasterCard nor I admit any failure of performance, wrongdoing or violation of law.

16. Acknowledgment of Voluntary Execution: I have been informed that I may take up to 21 days from today to consider this Agreement and Release. I agree that both material and/or immaterial changes to this Agreement and Release will not restart the running of this consideration period. I have also been informed that I may revoke this Agreement and Release after signing it, but only by delivering a signed revocation notice to                      within seven (7) days of my signing and returning this Agreement and Release. I acknowledge that before executing this Agreement and Release, I have had the opportunity to consult with an attorney or other advisor of my choice, and I acknowledge that MasterCard advises me to do so if I choose. I further acknowledge that I have signed this Agreement and Release of my own free will, and that no promises or representations have been made to me by any person to induce me to sign this Agreement and Release other than the express terms set forth in the Agreements. I further acknowledge that I have read the Agreements and understand all of the terms outlined therein, including the waiver and release of claims set forth in Paragraph 2 above.

Accepted and Agreed:

Robert Selander	Title:

MasterCard International Incorporated

Dated:	Dated:

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EXHIBIT B

TO EMPLOYMENT AGREEMENT

AGREEMENT AND RELEASE

[To be used if Retention Payment is made prior to Date of Termination]

Agreement and Release made and entered into this          day of                 ,             , by and between MasterCard International Incorporated (“MasterCard”), a Delaware corporation (the “Company”) and Robert Selander (“I” and “me”).

1. Retention Payment: I acknowledge that the Retention Payment provided for under Paragraph 9 of my Employment Agreement is conditioned upon my execution of this Agreement and Release.

2. Waiver and Release: Except as prohibited by law and as provided in Paragraph 4 of this Agreement and Release, I further agree to and do waive, release and forever discharge MasterCard, its parent company, subsidiaries, affiliates, successors and assigns and their respective past and present officers, directors, shareholders, employees and agents from any and all claims, rights and causes of action, whether known or unknown, in law or in equity, arising out of or relating to my employment by MasterCard including, but not limited to claims, breach of contract, tort, fraud or defamation, and claims under the Civil Rights Acts, including, but not limited to Title VII of the Civil Rights Act of 1964 and the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family Medical Leave Act, the Older Workers Benefit Protection Act of 1990, the Worker Adjustment and Retraining Notification Act of 1989, the Employee Retirement Income Security Act, the Sarbanes-Oxley Act, or any other federal, state or local law relating to employment, discrimination in employment, termination of employment, retaliation in employment, wages, benefits or otherwise, as well as any claims for attorneys’ fees and costs related to such matters, up to and including the date I execute this Agreement and Release.

3. Agreement Not to Sue, Pending/Future Claims: I represent that as of the date I execute this Agreement and Release I have not filed and, to the best of my knowledge, there are not pending on my behalf any claims, complaints, suits, charges or legal actions or proceedings against MasterCard and/or its current or former employees, directors and agents, in any court, administrative agency, arbitration body or other forum. I further agree not to sue or commence any arbitration or participate voluntarily in any judicial proceeding or arbitration against MasterCard and/or its current or former employees, directors and agents based upon the claims that have been released in the preceding Paragraph 2 (excluding any lawsuit that I may file solely for the purpose of challenging the validity of my waiver and release of claims under the Age Discrimination in Employment Act). Furthermore, I agree not to assist or encourage in any way individuals or groups of individuals to consider, pursue or commence a judicial proceeding or demand for arbitration against MasterCard. I understand and agree that if any claim, complaint, suit, charge or legal action or proceeding is initiated by me or on my behalf based upon the claims released by me in Paragraph 2 above, I waive my rights to any recovery of monetary damages or any other form of personal relief in connection with any such claim, complaint, suit, charge or legal action or proceeding.

Notwithstanding the foregoing, if any monetary damages were awarded to me in connection with any such claim, complaint, suit, charge or other legal action or proceeding, I understand that any consideration paid to me pursuant to Paragraph 5 of my Employment Agreement could be deducted from any monetary award I may receive in or as a result of any such claim, complaint, suit, charge or legal action or proceeding.

4. Exclusions from this Agreement and Release: Notwithstanding the foregoing, nothing in this Agreement and Release constitutes a waiver or release by me of: (a) my rights under the terms of the Employment Agreement based in whole or in part on my continuing employment (or termination thereof) following the effective date of this Agreement and Release and any other compensation and benefits, which have been earned, accrued or vested as of the date of this Agreement and Release which have not been paid or provided to me, and become payable or due following the effective date of this Agreement and Release ; (b) my right to assert claims that are based on events occurring after this Agreement and Release becomes effective; (c) my rights under MasterCard’s incentive, compensation and employee benefit plans as determined by the terms of the relevant plan documents (including any award agreements thereunder), other than the Mastercard International Incorporated Severance Plan, or any successor thereto, and except as may otherwise be expressly provided in the Employment Agreement; (d) any rights or claims I may have for indemnity as provided in the Employment Agreement and the by-laws of the Company; (e) any rights or claims I may have as a stockholder of MasterCard; (f) any rights and claims under MasterCard’s Directors and Officers liability insurance policy; (g) any claim for unemployment and/or workers’ compensation benefits; and/or (h) MasterCard’s obligations to me as a past, present, or future client and/or cardholder of MasterCard.

5. No Disparagement: I agree that I will not now or at any time in the future, make any communications, whether oral or written, which negatively reflect upon, or disparage in any way, or induce or encourage others to disparage in any way, MasterCard, its services, its products, or any of its current or former directors, officers, employees or agents. MasterCard’s Worldwide Communications Department will not publish any formal communications by MasterCard which disparage me and MasterCard will instruct each of the individual members of MasterCard’s Board of Directors and Executive Committee, and any MasterCard employee whom I designate in writing, not to issue or authorize any communications, whether oral or written, which disparage me in any way, provided however, that communications with a reasonable basis in fact shall not be deemed disparaging.

6. Transition of My Responsibilities: I agree to cooperate fully, completely and to the extent reasonably required by MasterCard both before and after my Date of Termination in order to assure smooth transition of files and pending matters that are or will be assigned to other staff. To the extent not inconsistent with my employment or other business activities following my Date of Termination, this includes, but is not limited to, assisting and advising MasterCard from time to time with respect to matters in which I was involved and had knowledge as a MasterCard employee. Further, I agree to cooperate fully including, but not limited to, provide testimony and/or other information in conjunction with any claims, lawsuits or investigations by or against MasterCard of

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which I have knowledge. I agree that in any and all future proceedings of whatever nature, I will fully cooperate with MasterCard and will testify truthfully. To the extent permissible by law, and subject to Paragraph 7 below, I will not testify against MasterCard in any judicial or administrative proceeding or arbitration unless, and only to the extent, I am compelled to do so by a lawful subpoena. To the extent my cooperation is requested following my Date of Termination, MasterCard agrees to provide me as much advance notice as reasonably possible of its need for my cooperation under this Paragraph, will make good faith efforts to ensure that such cooperation does not unreasonably interfere with my then-existing employment, professional and personal obligations and commitments, and will pay for all reasonable expenses and attorneys’ fees incurred by me relating to such cooperation.

7. Permitted Conduct: Notwithstanding the foregoing, I understand and MasterCard agrees that nothing in this Agreement shall prohibit or restrict me from: (i) making any disclosure of relevant and necessary information or documents in any action, investigation, or proceeding relating to the Employment Agreement and this Agreement and Release, or as required by law or legal process; or (ii) participating, cooperating, or testifying in any action, investigation, or proceeding by or before, or providing information to, any governmental agency or legislative body, any self-regulatory organization, or MasterCard’s Law Department or Global Ethics and Compliance Officer; provided, however, that upon my obtaining notice of any request or requirement to disclose information or documents, or to participate, cooperate, or testify in any action as contemplated in this Paragraph 7, I shall, to the extent permitted by law, provide the Company with immediate written notice of such request or requirement, which notice shall include a copy of any such disclosure request, subpoena, or other legal process. I further acknowledge and agree that pursuant to Paragraphs 2 and 3 above, I am waiving any right to recover monetary damages or any other form of personal relief in connection with any such action, investigation or proceeding.

8. Governing Terms: I acknowledge that this Agreement and Release sets forth the entire understanding of the parties with respect to the matters herein and supersedes any and all prior agreements, oral or written, relating to the matters herein, and that all terms and conditions set forth in the Employment Agreement shall remain in full force and effect, including with respect to my post-employment obligations. This Agreement and Release may not be modified except by a writing signed by me and by MasterCard. The Employment Agreement and this Agreement and Release shall be binding upon my heirs and personal representatives, and the successors and assigns of MasterCard. This Agreement and Release shall be construed and enforced in accordance with the laws of the State of New York without reference to principles of conflict of laws. Any legal suit, action or proceeding by or against any party hereto arising out of or relating to this Agreement and Release shall be instituted in a federal or state court in the State of New York, and each party hereto waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding and each party hereto irrevocably submits to the jurisdiction of any such court in any suit, action or proceeding. In addition, following a judicial determination in any such legal suit, action or proceeding, the prevailing party shall be entitled to an award by the court requiring the non-prevailing party to pay the reasonable legal fees and expenses incurred by the prevailing party in connection with the judicial proceeding.

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9. Severability: The invalidity or unenforceability of any particular provision of this Agreement and Release shall not affect the other provisions hereof, and this Agreement and Release shall be construed in all respects as if such invalid or unenforceable provision were omitted.

10. Waiver: I understand that the waiver by MasterCard of my breach of any provision of this Agreement and Release shall not operate or be construed as a waiver of any subsequent breach by me. The waiver by me of a breach of any provision of this Agreement and Release by MasterCard shall not operate or be construed as a waiver of any subsequent breach by MasterCard.

11. No Admission of Wrongdoing: The parties acknowledge that by entering into this Agreement and Release, neither MasterCard nor I admit any failure of performance, wrongdoing or violation of law.

12. Acknowledgment of Voluntary Execution: I have been informed that I may take up to 21 days from today to consider this Agreement and Release. I agree that both material and/or immaterial changes to this Agreement and Release will not restart the running of this consideration period. I have also been informed that I may revoke this Agreement and Release after signing it, but only by delivering a signed revocation notice to              within seven (7) days of my signing and returning this Agreement and Release. I acknowledge that before executing this Agreement and Release, I have had the opportunity to consult with an attorney or other advisor of my choice, and I acknowledge that MasterCard advises me to do so if I choose. I further acknowledge that I have signed this Agreement and Release of my own free will, and that no promises or representations have been made to me by any person to induce me to sign this Agreement and Release other than the express terms set forth in the Employment Agreement and this Agreement and Release. I further acknowledge that I have read the Agreements and understand all of the terms outlined therein, including the waiver and release of claims set forth in Paragraph 2 above.

Accepted and Agreed:

Robert Selander	Title:

MasterCard International Incorporated

Dated:	Dated:

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